EXHIBIT 10.1
PRG-SCHULTZ INTERNATIONAL, INC.
AMENDED AND RESTATED
2006 MANAGEMENT INCENTIVE PLAN
1. Purpose
     The purpose of the PRG-Schultz International, Inc. 2006 Management Incentive Plan (the “Plan”) is to enable PRG-Schultz International, Inc. ( the “Company”) to attract, retain, and reward certain key employees of the Company, and strengthen the mutuality of interests between such key employees and the Company’s shareholders, by providing deferred compensation to participants herein. Such deferred compensation shall be based upon the award of “Performance Units,” which are hereinafter defined, the value of which is related to the value of the Common Stock of the Company.
     For purposes of the Plan, the following terms shall be defined as set forth below:
(a) “Adjusted Outstanding Shares” as of any given date shall mean 6,211,231 shares plus any shares of Common Stock issued on or after March 17, 2006 upon conversion of 10% senior convertible notes due 2011, 9% senior convertible series A preferred stock or 10% senior convertible series B preferred stock, subject to adjustment in accordance with Section 8.
(b) “Board” means the Board of Directors of the Company.
     (c) “Change in Control” means a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, the Company, to the extent consistent with Section 409A of the Code, and any regulatory or other interpretive authority promulgated thereunder. By way of example and not limitation, “Change of Control” includes the occurrence of one or more of the events described in paragraphs (i) through (iii), below.
     (i) Change in Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (i)(D), acquires ownership of Company stock that, together with Company stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.
     (A) If any one person or more than one person acting as a group (within the meaning of paragraph (i)(D)) is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional Company stock by such person or persons shall not be considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of paragraph (ii) below).
     (B) An increase in the percentage of Company stock owned by any one person, or persons acting as a group (within the meaning of paragraph (i)(D)), as a result of a transaction in which the Company acquires its stock in exchange for property, shall be treated as an acquisition of stock for purposes of this paragraph (i).
     (C) The provisions of this paragraph (i) shall apply only to the transfer or issuance of Company stock if such Company stock remains outstanding after such transfer or issuance.
     (D) For purposes of this paragraph (i), persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and another entity with which the Company enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with other Company shareholders prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
     (ii) Change in Effective Control of the Company.
     (A) A change in the effective control of the Company shall occur on the date that either of (1) or (2) below occurs:
     (1) Any one person, or more than one person acting as a group (within the meaning of paragraph (ii)(D)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or
     (2) A majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election.
     (B) A change in effective control of the Company also may occur with respect to any transaction in which either of the Company or the other corporation involved in a transaction experiences a Change of Control described in paragraphs (i) or (iii).
     (C) If any one person, or more than one person acting as a group (within the meaning of paragraph (ii)(D)), is considered to effectively control the Company (within the meaning of this paragraph (ii)), the acquisition of additional control of the Company by the same person or persons shall not be considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company within the meaning of paragraph (i)).
     (D) For purposes of this paragraph (ii), persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and another entity with which the Company enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with other Company shareholders only with respect to the ownership in the Company prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
     (iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iii)(C)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (within the meaning of paragraph (iii)(B)) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
     (A) A transfer of the Company’s assets shall not be treated as a change in the ownership of such assets if the assets are transferred to one or more of the following:
     (1) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to Company Common Stock;
     (2) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

     (3) A person, or more than one person acting as a group (within the meaning of paragraph (iii)(C)) that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or
     (4) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii)(A)(3).
For purposes of this paragraph (iii)(A), and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.
     (B) For purposes of this paragraph (iii), gross fair market value means the value of all Company assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     (C) For purposes of this paragraph (iii), persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in the Company and another entity with which the Company enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with other Company shareholders only to the extent of the ownership in the Company prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
     (iv) Attribution of Stock Ownership. For purposes of this Change of Control definition, Section 318(a) of the Code shall apply to determine stock ownership. Common Stock underlying a vested option shall be considered to be owned by the individual who holds the vested option, provided that such vested option is exercisable for Common Stock that is vested or substantially vested (as defined by Treasury Regulations Section 1.83(b) and (j)). Common Stock underlying an unvested option is not considered to be owned by the individual who holds the unvested option.
(v) Notwithstanding the foregoing, the following acquisitions of Company securities shall not constitute a Change of Control: (1) any acquisition of Company securities directly from the Company, (2) any acquisition of Company securities by the Company, or (3) any acquisition of Company securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company.
(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
(e) “Committee” means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan may be exercised by the Board, as set forth in Section 2 hereof.
(f) “Common Stock” means the common stock, no par value, of the Company.
(g) “Company” means PRG-Schultz International, Inc., a corporation organized under the laws of the State of Georgia, or any successor corporation.
(h) “Disability” means a determination that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period not less than three (3) months under an accident and health plan covering employees of the Company, or (iii) has been determined by the Social Security Administration to be totally disabled.
(i) “Fair Market Value” means, as of any given date, unless otherwise determined by the Committee in good faith, the average of the following over the thirty trading days preceding such date:
(i)	if the Common Stock is listed on an established stock exchange or exchanges, or traded on the Nasdaq National Market System or Small Cap Market (“Nasdaq”), the closing price of the Common Stock as listed thereon on the applicable day;

(ii)	if the Common Stock is not listed on an established stock exchange or Nasdaq but is instead traded over-the-counter, the mean of the dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the applicable day, as reported by the National Association of Securities Dealers, Inc.; or

(iii)	if the Common Stock is not listed on any exchange or traded over-the-counter, the value determined in good faith by the Committee.
(j) “Participants” shall mean those key employees who are granted Performance Units pursuant to the terms and conditions of the Plan.
(k) “Performance Unit” means a right to payment from the Company in accordance with the terms of the Plan pursuant to an award granted under Section 3 hereof.
(l) “Plan” means this 2006 Management Incentive Plan, as hereinafter amended from time to time.
(m) “Termination Date” means April 30, 2016.
2. Administration
     Unless otherwise determined by the Board of Directors, the Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The functions of the Committee specified in the Plan may be exercised by the Board, if and to the extent that no Committee exists which has the authority to so administer the Plan and if a resolution to such effect is adopted by the Board. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the key employees to be granted Performance Units, to determine the number of Performance Units to be granted to each key employee selected and to determine the time or times when Performance Units will be granted.
     The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.
     All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding on all persons, including the Company and Participants.
3. Grants
     A maximum of 3,262,399 Performance Units may be issued hereunder, provided that at no time may the sum of the number of Performance Units outstanding hereunder and the number of previously issued Performance Units that have been paid out exceed 10% of the sum of (a) the Company’s Adjusted Outstanding Shares, plus (b) the number of Performance Units outstanding hereunder, plus (c) the number of previously issued Performance Units that have been paid out. As of September 1, 2006, 737,620 Performance Units may be issued hereunder. As the number of Adjusted Outstanding Shares changes, the aggregate number of Performance Units that may be granted under this Plan shall change proportionately. Of the aggregate Performance Units that may be issued hereunder, a minimum of 40% shall be reserved for issuance to the Company’s Chief Executive Officer. Performance Units shall be granted to such key employees of the Company as the Committee shall determine. Upon the receipt of such a grant of Performance Units, such employee shall be a Participant in the Plan. If any Performance Units awarded under the Plan shall be forfeited or cancelled, such Performance Units shall again be available for awards under the Plan. Performance Units shall be granted at such time or times and shall be subject to such terms and conditions, in addition to the terms and conditions set forth in the Plan, as the Committee shall, in its sole discretion, determine. No grants may be made under the Plan following the Termination Date; however, if as of the Termination Date, Performance Units remain available for grant under the Plan, the Committee may allocate the remaining Performance Units to eligible Participants, in its discretion. To the extent that any such Performance Units are allocated to employees other than the Chief Executive Officer, the Committee shall consult with the Chief Executive Officer prior to any such allocation.
4. Performance Units
     Performance Units granted to a Participant shall be evidenced by a written agreement (“Performance Unit Agreement”) and shall be credited to a Performance Unit account established and maintained for such Participant. The Performance Unit account of a Participant shall be the record of Performance Units granted to him under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.
5. Vesting of Performance Units
(a) Performance Units granted to a Participant shall vest in accordance with the schedule agreed upon between the Committee and the Participant pursuant to the Performance Unit Agreement.
(b) Notwithstanding anything contained in the Plan or any Performance Unit Agreement to the contrary, all Performance Units granted to a Participant shall become fully vested upon a Change of Control, upon the Company’s entering into a definitive agreement to effect a Change of Control, upon the liquidation or dissolution of the Company or upon a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, unless, following such transaction, all or substantially all of the individuals and entities that were the beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such transaction (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction.
6. Payment for Performance Units
(a) Payment for vested Performance Units shall be made in accordance with the payment schedule set forth in, or established pursuant to, the Performance Unit Agreement entered into with each Participant, provided that, in no event may any Participant receive payments earlier than the dates and in excess of the cumulative amounts set forth below:

Payment Dates	Maximum Payment Amount
March 17, 2008	25% of the total Performance Units awarded to Participant under the Plan
March 17, 2009	50% of the total Performance Units awarded to Participant under the Plan
March 17, 2010	75% of the total Performance Units awarded to Participant under the Plan
March 17, 2011	100% of the total Performance Units awarded to Participant under the Plan

All payments made to a Participant under the Plan will be aggregated for purposes of determining when the maximum for any period has been reached. All amounts not paid as of April 30, 2016 will be distributed as soon as reasonably practicable thereafter.
Performance Units shall be paid out, subject to the restrictions above, according to the following formula:
     A. Amount of payment =
Number of Performance Units scheduled for payment on the relevant payment date (determined in accordance with the applicable Performance Unit Agreement) X the Fair Market Value of the Company’s Common Stock as of the payment date;
provided, however, that in the event that the Company’s shareholders approve the issuance of Common Stock under the Plan, then at all times thereafter, no Participant shall be entitled to the cash payment set forth in A. above, but instead shall receive the following:
     B. A number of shares of Company common stock equal to 60% of the number of Performance Units being paid out, plus
     A cash payment equal to 40% of the Fair Market Value of that number of shares of Common Stock equal to the number of Performance Units being paid out.
(b) All payments under the Plan shall be subject to applicable tax withholding in accordance with Section 10, and notwithstanding anything to the contrary contained in any Performance Unit Agreement or in (a) above, in the event that there shall not be sufficient shares reserved and available to allow the payment of Performance Units in Common Stock, such Performance Units shall be paid in cash, in accordance with Section 6(a)(A), to the extent of any shortfall, and in accordance with such rules and procedures as may be established by the Committee from time to time.
(c) Notwithstanding the foregoing, upon occurrence of a Change of Control, or if the Company is liquidated or dissolved, subject to compliance with Section 409A of the Code, each Participant whose employment has not already terminated shall receive payment for all of his or her Performance Units, whether or not previously vested, immediately prior to the consummation of such event, calculated in accordance with 6(a)A or B above, as applicable.
(d) Notwithstanding the foregoing, upon the death or Disability of a Participant, the Participant, or his or her executor, shall receive prompt payment in full, calculated in accordance with 6(a)A or B above, as applicable, for all vested Performance Units.
(e) Notwithstanding the foregoing, upon the termination of a Participant’s employment with the Company, for reasons other than death or Disability and which determination constitutes a “separation from service” under Section 409A of the Code and applicable interpretations thereof, whether with or without cause, the Participant shall receive payment in full, calculated in accordance with 6(a)A or B above, as applicable, for all vested Performance Units, such payment to be made as soon as reasonably practicable following the date which is six months from the date of such termination (or if earlier the date of such Participant’s death or Disability).
(f) Notwithstanding the foregoing, in no event shall the Company issue in excess of 2.1 million shares of Common Stock under this Plan, subject to automatic proportional adjustment in the event of any recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction applicable to the Common Stock as a whole.
7. Forfeiture of Performance Units

     If the employment of a Participant with the Company is terminated for any reason, except as the result of a Change of Control or the liquidation or dissolution of the Company, all of such Participant’s unvested Performance Units will terminate and be forfeited, and neither the Participant nor his or her heirs, personal representatives, successors or assigns shall have any future rights with respect to any such forfeited Performance Units. Vested Performance Units shall not be forfeited and shall be paid out pursuant to Section 6.
8. Changes in Capital and Corporate Structure
     (a) In the event of any change in the number of outstanding shares of Common Stock by reason of any recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the maximum number of Performance Units that may be granted hereunder and the Adjusted Outstanding Shares, as well as the number of Performance Units held by Participants under the Plan, shall automatically be proportionately adjusted to reflect such event. In addition, upon any increase in the number of shares of Common Stock outstanding as the result of conversions of the Company’s 10% senior convertible notes due 2011, 9% senior convertible series A preferred stock or 10% senior convertible series B preferred stock, the number of Performance Units held by Participants under the Plan shall automatically be proportionately adjusted to reflect such event. No adjustment will be made under this Section 8 to any shares of Common Stock after they have been issued in payment of Performance Units in accordance with Section 6. The decision of the Committee with respect to any such adjustment shall be final.
     (b) In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other entity, any merger of any entity into the Company (other than a merger that does not result in reclassification, conversion, exchange or cancellation of the outstanding shares of common stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the common stock is converted into other certain securities, cash or other property, then each Participant shall thereafter, to the extent that such Participant’s Performance Units are payable in Company Common Stock, be paid, with respect to any Performance Unit, in the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of common stock to which the Participant would otherwise have been entitled. Any amounts payable in cash will remain payable in cash, calculated in a comparable manner to the calculations set forth in Section 6(a)A or B, as applicable.
9. Nontransferability
     Performance Units granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. In the event of a Participant’s death, payment of any amount due under the Plan with respect to vested Performance Units shall be made to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law.
10. Withholding
     The Company shall have the right to deduct from all amounts paid pursuant to the Plan any taxes required by the Code or any other applicable law to be withheld with respect to such awards.
11. Voting and Dividend Rights
     Except for adjustments in the number of Performance Units as provided under Section 8, no Participant shall be entitled to any voting rights, to receive any dividends, or to have his or her Performance Unit account credited or increased as a result of any dividends or other distribution with respect to the Common Stock of the Company.
12. Rights Unsecured; Unfunded Plan; ERISA.

(a) Unsecured and Unfunded. The Company’s obligations arising under the Plan to pay benefits to any Participant or his Beneficiary constitute a mere promise by the Company to make payments in the future in accordance with the terms of the Plan and each Performance Unit Agreement. Each Participant and Beneficiary shall have the status of a general unsecured creditor of Company. No Participant or Beneficiary shall have any rights in or against any specific assets of Company, whether or not the Company, in its sole and absolute discretion, acquires or segregates any assets for its anticipated obligations arising under the Plan.
(b) ERISA. The Company’s obligations under the Plan shall be “unfunded” for income tax purposes and for purposes of Title I of the Employee Retirement Income Retirement Security Act of 1974, as amended (“ERISA”). The Company shall treat the Plan as maintained for a select group of management and highly-compensated employees and therefore exempt from Parts 2, 3 and 4 of Title I of ERISA. The Company shall comply with the reporting and disclosure requirements of Part 1 of Title I of ERISA in accordance with U.S. Department of Labor Regulation §2520.104-23.
13. Miscellaneous Provisions
(a) No employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to continue to be retained in the employ of the Company.
(b) Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.
(c) The Plan is intended to be governed by the laws of the State of Georgia.
(d) Unless a registration statement pertaining thereto has been filed in the discretion of the Company, any shares of Common Stock that may be issued pursuant to the Plan shall be restricted under the Securities Act of 1933, as amended, and may not be resold without registration or unless an exemption is available. All such shares shall bear a legend to that effect.
(e) The Plan shall at all times be interpreted to comply with Section 409A of the Code and any regulations promulgated thereunder.
14. Amendment of the Plan
     Except as required by law or by the rules of the Nasdaq National Market, to the extent the Company’s Common Stock is listed thereon, the Board may alter or amend the Plan from time to time in its discretion without obtaining the approval of the shareholders of the Company. No amendment to the Plan may alter, impair or reduce the number of Performance Units granted under the Plan prior to the effective date of such amendment without the written consent of any affected Participant.
15. Effectiveness and Terms of Plan
     The effective date of the Plan shall be September 1, 2006. The Committee may, at any time, terminate the Plan. No Performance Units shall be granted pursuant to the Plan after the Termination Date, although after such date payments shall be made with respect to Performance Units granted prior to the date of termination.